Page 93
                                                            Exhibit 10(iii)A(10)



Don W. Hubble
October 18, 1996
                            October 18, 1996



Don W. Hubble
2621 Winslow Drive
Atlanta, Georgia   30305


         Re:      Amendment of Stock Option Agreements


Dear Don:

          In connection with your termination of employment, and as confirmed and evidenced by this letter agreement, the terms of certain stock options previously granted to you were amended by action taken by the Executive Resource and Nominating Committee of NSI's Board of Directors (the "Committee") on August 2, 1996, and ratified by the Board of Directors on September 18, 1996.

          The following installments of employee stock options, which had previously been granted to you and which would otherwise have vested and become exercisable after this date, have been accelerated so that they are immediately exercisable on this date:

                                                                 Number of
                       Option Grant Date                Shares In Installments

                      September 15, 1993                            3,750
                      September 21, 1994                            4,011
                      September 21, 1994                            8,489
                      September 20, 1995                            3,252
                      September 20, 1995                           15,498
                                                                   35,000

          In addition, the Committee amended the expiration provisions of those options for 35,000 shares and options for 42,756 shares which were previously granted to you and were already exercisable according to their original vesting schedules. Pursuant to the amendment, said options for 77,756 shares remain exercisable through October 31, 1998, notwithstanding your resignation effective today.

Page 94
                                                            Exhibit 10(iii)A(10)

          Your Incentive Stock Option Agreement dated September 15, 1993, Incentive Stock Option Agreement dated September 21, 1994, Nonqualified Stock Option Agreement dated September 21, 1994, Incentive Stock Option Agreement dated September 20, 1995 and Nonqualified Stock Option Agreement dated September 20, 1995 (the "Stock Option Agreements") are each hereby amended in accordance with this letter.

          Please acknowledge your acceptance of this letter by signing in the space provided below and returning the executed letter to me. A duplicate is enclosed for you to retain with your copies of the Stock Option Agreements.

                                           Very truly yours,


                                           /s/ James S. Balloun


                                           James S. Balloun
                                           Chairman and Chief Executive Officer

JSB:sdh
Enclosures

Accepted and agreed to as of the
18th day of October, 1996:



/s/ Don W. Hubble
Don W. Hubble